Exhibit 4

                             Dated September 7, 2001






                             C&D TECHNOLOGIES, INC.










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                                    RULES OF
                           THE C&D TECHNOLOGIES, INC.
                           APPROVED SHARE OPTION PLAN

                   Rules approved by the Inland Revenue under
                    Schedule 9 to the Income and Corporation
                       Taxes Act 1988 on September 7, 2001
                          under reference number X22058
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


                                    CONTENTS

RULE                                                             PAGE


1.     DEFINITIONS..................................................1
2.     COMMENCEMENT AND TITLE.......................................3
3.     THE GRANT OF OPTIONS.........................................3
4.     THE EXERCISE PRICE...........................................4
5.     INDIVIDUAL AND SCHEME LIMITATIONS............................4
6.     NON-ASSIGNABILITY OF OPTIONS.................................5
7.     WHEN OPTIONS MAY BE EXERCISED................................5
8.     MANNER OF EXERCISE OF OPTIONS................................6
9.     SCHEME LIMIT AND ALTERATIONS OF SHARE CAPITAL................6
10.    TAKEOVERS AND LIQUIDATIONS...................................7
11.    EMPLOYMENT RIGHTS............................................9
12.    ADMINISTRATION AND AMENDMENT................................10
13.    EXCLUSION OF THIRD PARTY RIGHTS.............................11
14.    TERMINATION.................................................11

                       RULES OF THE C&D TECHNOLOGIES, INC.
                           APPROVED SHARE OPTION PLAN


1.   DEFINITIONS

     In these Rules (unless the context otherwise requires) the following words and phrases have the following meanings:-

     "Act" means the Income and Corporation Taxes Act 1988;

     "Admitted" means admitted to the Official List of the New York Stock Exchange and admitted to trading on the New York Stock Exchange's market for listed securities;

     "Associated Company" has the meaning given to it in section 187(2) of the Act;

     "Board" means the Board of Directors from time to time of the Company or a committee or subcommittee of the Board appointed from time to time by the Board, which Committee or subcommittee shall consist of two or more non-employee directors.

     "Cause" means where the Employee's employment is terminated by the Employee or the Company in circumstances where the Employee

     (a) is guilty of gross misconduct or commits any serious or (after warning) repeated or continued material breach of his obligations to the Company or Member of the Group (other than by reason of absence due to illness or injury);

     (b) becomes bankrupt or makes any arrangement or composition with or for the benefit of his creditors;

     (c) is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing;

     (d) is disqualified from holding any office which he holds in the Company or any Member of the Group or resigns from such office without the prior written approval of the Board (such approval not to be unreasonably withheld);

     (e) wilfully fails to obey any lawful direction of the Board or any person in a position of authority over him which is reasonable and which the Board reasonably considers necessary in the best interests of the Company or any Member of the Group and which has (or which the Board reasonably considers may have) a material adverse effect on the Company or any Member of the Group;

     (f) intentionally acts in such a way which in the reasonable opinion of the Board does actually or might reasonably be expected to bring the Company into disrepute;

     (g) is guilty of a serious breach of any rules issued by the Company or any Member of the Group relating to the use of information technology, computer systems, e-mail and the Internet;

     (h) commits any breach of a confidentiality or non-complete clause (whether in his service contract or under the general law);

     "Commencement Date" means the date on which the Plan is approved by the Board of Inland Revenue under Schedule 9 to the Act;

     "Company" means C&D Technologies, Inc.;

     "Control" has the meaning given to it by section 840 of the Act;

     "Corporate Transaction" means either of the following shareholder approved transactions: (i) a merger or consolidation in which the Company is not the surviving entity or in which securities possessing more than fifty per cent. (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or
     (ii) any transaction that results in the acquisition of all or substantially all of the Company's outstanding securities by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company's assets;

     "Date of Grant" means the date on which the Board grants an Option in accordance with Rule 3;

     "Eligible Employee" means any employee (including a director) of any Participating Company and any director who is required to devote to his duties not less than 25 hours per week;

     "Employment" means office or employment with any Member of the Group;

     "Exercise Price" means the price per Share at which a Participant may exercise an Option, established in accordance with Rule 4;

     "Group" means the Company and its Subsidiaries from time to time;

     "Member of the Group" means the Company or any one of its Subsidiaries from time to time;

     "Option" means a right to acquire Shares at the Exercise Price in accordance with the Rules;

     "Option Period" means the period commencing on the first anniversary of the Date of Grant of an Option and ending on the tenth anniversary thereof or such other period as the

     Board may on or before such Date of Grant determine ending not later than the tenth anniversary of such Date of Grant;

     "Participant" means any individual who has been granted and remains (or would but for Rule 8.4 remain) entitled to exercise a Subsisting Option or (where the context admits) the personal representatives of any such individual;

     "Participating Company" means any Member of the Group which is for the time being designated by the Board as a participating company in the Plan.

     "Plan" means this plan as governed by the Rules;

     "Rules" means these rules as from time to time amended in accordance with their provisions by the Board or by the stockholders of the Company;

     "Share" means a fully paid share of common stock of the Company which satisfies the conditions specified in paragraphs 10-14 inclusive of
     Schedule 9 to the Act, or such shares representing the same, also satisfying those conditions;

     "Subsidiary" means a company which is both under the Control of the Company and is a subsidiary of the Company (within the meaning of section 736 of the Companies Act 1985);

     "Subsisting Option" means an Option to the extent that it has neither lapsed nor been exercised.

     Where the context so admits the singular shall include the plural and vice versa and the masculine gender shall include the feminine. Any reference to a statutory provision is to be construed as a reference to that provision as for the time being amended or re-enacted and shall include any regulations or other subordinate legislation made under it.

2.   COMMENCEMENT AND TITLE

     The Plan shall commence on the Commencement Date and shall be known as The C&D Technologies, Inc. Approved Share Option Plan.

3.   THE GRANT OF OPTIONS

3.1 Subject to Rule 9.1, the Board may from time to time in its absolute discretion grant Options to acquire Shares. Options may be granted only to such Eligible Employees as the Board shall in its absolute discretion select. No Eligible Employee shall be entitled as of right to participate. The extent of any grant of Options shall be determined by the Board in its absolute discretion but shall be subject to the limits contained in Rule 5.

3.2 No consideration shall be payable for the grant of an Option. Each Participant shall be issued with an Option Certificate executed as a deed specifying the Date of Grant, the number of Shares subject to Option, the Exercise Price, and the vesting schedule relating to the Option.

3.3 Notwithstanding the above, no Option shall be granted to any Eligible Employee who has, or has within 12 months preceding the proposed Date of Grant of that Option had, a material interest in a close company as provided in paragraph 8 of Schedule 9 to the Act.

4.   THE EXERCISE PRICE

4.1 The Exercise Price of an Option shall be determined by the Board not later than the date when the Option is granted. The Exercise Price shall not be less than the higher of:

     (a) (in the case only of an Option to subscribe for Shares) the par value of a Share; and

     (b)  the market value of a Share as determined in accordance with Rule 4.2.

4.2 For the purposes of Rule 4.1(b) the market value of a Share on the Date of Grant shall be:

     (a) at any time when the Shares are Admitted, the mid market value for the Shares on the Date of Grant; or

     (b) at any time when the Shares are not Admitted, its market value determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with the Shares Valuation Division of Inland Revenue.

4.3  The Exercise Price is subject to adjustment in accordance with Rule 9.

5.   INDIVIDUAL AND SCHEME LIMITATIONS

     (a) No Option may be granted to an Eligible Employee at any time if, as a result the aggregate market value of the Shares which are subject to:-

          (i)  Subsisting Options granted to him under the Plan; and

          (ii) subsisting options granted to him under any other employee share option scheme (other than a savings-related share option scheme) approved by the Inland Revenue under Schedule 9 to the Act and established by the Company or any Associated Company of the Company

          would exceed 30,000 British Pounds Sterling or such other limit as may be imposed from time to time by the Inland Revenue.

5.1 For the purposes of this Rule 5, the market value of a Share shall be calculated as at the date on which the rights in relation to that Share were granted, in accordance with the relevant rules of the applicable scheme.

6.   NON-ASSIGNABILITY OF OPTIONS

     No Option granted to an Eligible Employee under the Plan shall be capable of being transferred by him or his personal representative(s) or of being mortgaged, pledged or encumbered in any way whatsoever. In the event of any breach or purported breach of this provision the Option shall lapse forthwith. This Rule 6 shall not prevent the personal representative(s) of a deceased Participant from exercising the Option in accordance with the Rules.


7.   WHEN OPTIONS MAY BE EXERCISED

     Save as otherwise provided in the Plan, a Subsisting Option shall be exercisable during the Option Period PROVIDED THAT the maximum proportion of an Option that may be exercised shall be the proportion that has vested as set out in the Option Certificate.

7.1  Subject to Rule 8 and Rule 7.3, if:-

     (a) a Participant dies, a Subsisting Option shall become fully exercisable and remain exercisable in full until the expiry of the period of 12 months commencing on the date of the Participant's death.

     (b)  a Participant ceases to hold Employment by reason of:-

          (i)  disability;

          (ii) retirement of the Participant at contractual retirement age;

          a Subsisting Option shall become exercisable in full and remain exercisable in full until the expiry of the period of twelve months commencing on the date of such cessation; provided, however, that if the Participant dies within such exercise period, a Subsisting Option held by such Participant shall thereafter remain exercisable for a period of a year from the date of such death.

7.2 Subject to Rule 8 and Rule 7.3 if a Participant ceases to hold Employment other than for Cause or other than by reason of voluntary resignation, death, disability or retirement, then a Subsisting Option shall be exercisable to the extent vested on the date of cessation until the expiry of the period of 90 days commencing on the date of such cessation.

7.3 An Option shall lapse and cease to be exercisable upon the earliest to happen of the following:-

     (a)  the tenth anniversary of its Date of Grant;

     (b)  the first anniversary of the date of death of the Participant;

     (c) the date upon which the Participant ceases to hold Employment by reason of Cause or by reason of voluntary resignation;

     (d)  any breach or purported breach of Rule 6 by the Participant;

     (e)  the expiry of any of the periods mentioned in Rule 7.1(b) and 7.2; and

     (f) the first to expire of the periods mentioned in Rule 10 including for the avoidance of doubt the expiry of the appropriate period specified in Rule 10.4 (subject to any agreement entered into pursuant to Rule 10.4).

8.   MANNER OF EXERCISE OF OPTIONS

8.1 An Option shall be exercised by the Participant in accordance with the provisions set forth in the documents evidencing the Option grant, subject to the provisions set forth in these Rules including in particular Rule 8.5.

8.2 Subject to the obtaining of any necessary consents from any competent authority and to the terms of any such consent the Board shall, as soon as practicable and in any event within 30 days after the date on which an Option shall have been duly exercised, cause the Company to issue to or on behalf of the Participant a certificate for the Shares.

8.3 Shares issued pursuant to the Plan shall rank pari passu in all respects with the Shares then already in issue except that they and any Shares transferred pursuant to the Plan will not rank for any dividend or other distribution of the Company paid or made by reference to a record date falling prior to the date of exercise of the relevant Option pursuant to Rule 8.1.

8.4 Notwithstanding anything contained in these Rules no Option may be exercised by any Participant who has, or has within 12 months preceding the date of such exercise had, a material interest in a close company as provided in paragraph 8 of Schedule 9 to the Act.

8.5 If a Participant who is or was a UK employee becomes resident in the United States or any other jurisdictions, and he/she is liable to tax, duties and social security contributions on the exercise of an Option; and if the Company as employer or former employer is liable to make payment to appropriate authorities on account of that liability, then an exercise shall be made conditional upon the Participant entering into such arrangements as may be necessary for the purpose of ensuring that the Company or the Participant's employer/former employer is put in sufficient funds to enable it to discharge its liability to make the payment to the appropriate authority, or is reimbursed for any payment made.

9.   SCHEME LIMIT AND ALTERATIONS OF SHARE CAPITAL

9.1 The maximum number of Shares which may be issued over the term of the Plan shall not exceed 500,000 Shares. If any Option expires, terminates, is surrendered for any reason or is cancelled for any reason without having been exercised in full, the number of Shares comprised in the unexercised Option shall again be available under the Plan.

9.2 Should any change be made to the common stock of the Company by reason of any subdivision of share capital, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock of the Company, appropriate adjustments shall be made to (i) the maximum number of securities so issuable under the Plan and
     (ii) the number of securities subject to Subsisting Options and the Exercise Price per Share in effect under each Subsisting Option. No adjustments to Subsisting Options determined by the Board shall take effect without the prior written approval of the Board of Inland Revenue. In no event shall any such adjustments be made in connection with the conversion of one or more outstanding shares of the Company's preferred stock into shares of common stock.

9.3 No adjustment under Rule 9.2 shall be made which would reduce the Exercise Price of any Option to subscribe for Shares below the par value of a Share.

9.4 The Board shall notify Participants in such manner as it thinks fit of any adjustment made under Rule 9.2 and may call in, cancel, endorse, issue or re-issue any document evidencing an Option grant as a result of any such adjustment.

10.  TAKEOVERS AND LIQUIDATIONS

10.1 If any person obtains Control of the Company as a result of making:-

     (a) a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company;

     (b) a general offer to acquire all the shares in the Company which are of the same class as the Shares,

          or otherwise, then if 14 days after the date of the change of Control there has been no offer made to Participants of an arrangement as described in Rule 10.4, any Subsisting Option may (subject to any agreement pursuant to Rule 10.4) be exercised in full within 30 days of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

10.2 If under section 425 of the Companies Act 1985 the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, then, (in the absence, at the date of the Court sanctioning the compromise or arrangement, of any agreement pursuant to Rule 10.4) any Subsisting Option may be exercised in full within thirty days of the Court sanctioning the compromise or arrangement.

10.3 If any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, then (in the absence of any agreement having been made pursuant to Rule 10.4 at the date the person becomes so bound or entitled) any Subsisting Option may be exercised in full within thirty days of the service of the notice under Section 429 of the Companies Act 1985.

10.4 If:

     (a) a company has obtained Control of the Company as a result of the events specified in Rule 10.1 (a) or (b);

     (b) a company has obtained Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under section 425 of the Companies Act 1985; or

     (c)  a company has become bound or entitled as mentioned in Rule 10.3,

          any Participant may, within the appropriate period as defined in paragraph 15(2) of Schedule 9 to the Act, by agreement with that other company (the "Acquiring Company") release any Subsisting Option (the "Old Option") in consideration of the grant to him of a new option (the "New Option") which satisfies the following conditions:-

          (a) The New Option shall be over shares in the Acquiring Company (or another company which satisfies paragraph (b) or (c) of paragraph 10 of Schedule 9 to the Act in relation to the Acquiring Company) which satisfy the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9 to the Act;

          (b) the New Option shall be a right to acquire such number of such shares in the Acquiring Company (or such other company) as shall have on the grant of the New Option an aggregate market value equal to the aggregate market value of the Shares subject to the Old Option immediately before its release and for this purpose market value shall be ascertained by the application of Rule 4.1(b) at the date of release of the Old Option and grant of the New Option;

          (c) the New Option shall have an aggregate price payable on complete exercise equal to the aggregate price which would have been payable on complete exercise of the Old Option; and

          (d) the New Option shall be otherwise identical in terms to the Old Option,

         AND the New Option shall, for all other purposes of the Plan, be treated as having been acquired at the same time as the Old Option in consideration of the release of which it is granted. In relation to a New Option:-

          - Rules 1, 8 to 11 inclusive and 12.4 shall be construed as if references to the "Company" were references to the Acquiring Company; and

          - all the Rules of the Plan (other than Rules 3 to 5 inclusive) shall be construed as if references to "Shares" were references to shares in the Acquiring Company or, as the case may be, the other company in respect of whose shares the New Option is granted.

10.5 In the event of a Corporate Transaction (other than a transaction described at Rules 10.1 to 10.3 above), the Board shall give written notice of such transaction to holders of Subsisting Options at least thirty days prior to the occurrence of the Corporate Transaction, in which case the following shall apply:

     (a) any Subsisting Option may be exercised to the extent vested on the date on which the Corporate Transaction occurs (and to the extent not vested shall lapse on the date on which the Corporate Transaction occurs) between the date that the notice referred to in Rule 10.5 is served and the day prior to the date of the Corporate Transaction provided that any such exercise shall be conditional upon the occurrence of the Corporate Transaction and the date of exercise shall be the date on which the Corporate Transaction occurs;

     (b) all Subsisting Options shall lapse, if not exercised in the manner described in Rule 10.5(a), on the date of the Corporate Transaction; and

     (c) If the Corporate Transaction does not take place within 30 days of the date on which the Board specified that the Corporate Transaction would occur, the notice and exercise shall be null and void.

10.6 For the purposes of this Rule 10, other than Rule 10.4 above, a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

10.7 The exercise of an Option pursuant to the preceding provisions of this Rule 10 shall be subject to the provisions of Rule 8.

10.8 For the avoidance of doubt, if an offer is made to Participants within the time limits set out in Rules 10.1, 10.2 or 10.3 that satisfies the requirement set out in Rule 10.4, no right of exercise shall arise by reason only of the change of Control, the Court sanctioning the compromise or arrangement or (as the case may be) the person becoming bound or entitled.

11.  EMPLOYMENT RIGHTS

11.1 Neither the Plan nor the grant of Options under the Plan shall form part of any contract of employment between any Member of the Group and any employee of any such company and the rights and obligations of any individual under the terms of his office or employment with any Member of the Group shall not be affected by his participation in the Plan or any right which he may have to participate therein.

11.2 Participation in the Plan shall be on the express condition that:-

     (a) neither it nor cessation of participation shall afford any individual under the terms of his office or employment with any Member of the Group any additional or other rights to compensation or damages; and

     (b) no damages or compensation shall be payable in consequence of the termination of such office or employment (whether or not in circumstances giving rise to a claim for wrongful or unfair dismissal) or for any other reason whatsoever to compensate him for the loss of any rights the Participant would otherwise have had (actual or prospective) under the Plan howsoever arising but for such termination; and

     (c) the Participant shall be deemed irrevocably to have waived any such rights to which he may otherwise have been entitled.

11.3 No individual shall have any claim against a Member of the Group arising out of his not being admitted to participation in the Plan which (for the avoidance of all, if any, doubt) is entirely within the discretion of the Board.

11.4 No Participant shall be entitled to claim compensation from any Member of the Group in respect of any sums paid by him pursuant to the Plan or for any diminution or extinction of his rights or benefits (actual or otherwise) under any Option held by him consequent upon the lapse for any reason of any Option held by him or otherwise in connection with the Plan and each Member of the Group shall be entirely free to conduct its affairs as it sees fit without regard to any consequences under, upon or in relation to the Plan or any Option or Participant.

12.  ADMINISTRATION AND AMENDMENT

12.1 The Plan shall be administered under the direction of the Board which may at any time and from time to time delete, amend or add to the Rules of the Plan in any or all respects provided that:-

     (a) no deletion, amendment or addition shall operate to affect adversely in any way any rights already acquired by a Participant under the Plan without the approval of the affected Participant first having been obtained;

     (b) no deletion, amendment or addition shall have effect at any time at which the Plan is and is intended to remain Inland Revenue approved without the prior approval of the Inland Revenue and the Inland Revenue shall be informed immediately of any unapproved amendment as a result of which the Plan stands to lose approval; and

     (c) certain deletions, amendments or additions may require stockholder approval pursuant to applicable laws or regulations.

12.2 Subject to Rule 12.1(b) and (c) and notwithstanding anything to the contrary contained in these Rules, the Board may at any time by resolution and without further formality amend the Plan in any way to the extent necessary to obtain or maintain approval by the Board of Inland Revenue or any other governmental or regulatory body pursuant to any present or future United Kingdom legislation.

12.3 The Board's decision on any matter relating to the interpretation of the Rules and any other matters concerning the Plan (including the rectification of errors or mistakes of procedure or otherwise) shall be final and binding.

12.4 Any notice or other communication under or in connection with the Plan may be given by the Company either personally or by post and to the Company either personally or by post to the Secretary. Items sent by post shall be pre-paid and shall be deemed to have been received 72 hours after posting.

12.5 The Company shall bear the costs of setting up and administering the Plan. However, the Company may require any Participating Company to reimburse the Company for any costs borne by the Company directly or indirectly in respect of such Participating Company's officers or employees.

12.6 The Company shall maintain all necessary books of account and records relating to the Plan.

12.7 The Board shall be entitled to authorise any person to execute on behalf of a Participant, at the request of the Participant, any document relating to the Plan, in so far as such document is required to be executed pursuant hereto.

12.8 If any document evidencing an Option grant shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Board may require.

12.9 In the case of the partial exercise of an Option, the Board may call in and endorse or cancel and re-issue as it thinks fit, any document evidencing the Option grant for the balance of Shares over which the Option was granted.

13.  EXCLUSION OF THIRD PARTY RIGHTS

     The Contracts (Right of Third Parties) Act 1999 shall not apply to this Plan nor to any Option granted under it and no person other than the parties to an Option shall have any rights under it nor shall it be enforceable under that Act by any person other than the parties to it.

14.  TERMINATION

     The Plan may be terminated at any time by a resolution or vote of the Board or by a resolution or vote of the stockholders of the Company. On termination, no further Options shall be granted but such termination shall not affect the subsisting rights of Participants.

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